Contact:
Lawrence A. Gyenes	Seth Lewis
Senior Vice President, CFO & Treasurer	Vice President
Columbia Laboratories, Inc.	The Trout Group LLC
(973) 486-8860	(646) 378-2952

Jonathan B. Lloyd Jones Appointed CFO of Columbia Laboratories
Columbia to Relocate Corporate Headquarters to Boston Area

LIVINGSTON, NJ - January 16, 2013 - Columbia Laboratories Inc. (Nasdaq: CBRX) today announced the appointment of Jonathan B. Lloyd Jones, ACA, MBA, as Vice President, Finance, Chief Financial Officer, Treasurer and Secretary, effective January 21. He will be based at Columbia's corporate headquarters, which will be relocated to the area of Boston, Massachusetts during the first half of 2013.
Mr. Lloyd Jones joins Columbia with over 25 years of corporate development and finance experience. He has led negotiations, valuation and diligence teams that developed and executed over $2 billion of biotechnology and pharmaceutical company mergers and acquisitions, financing and licensing transactions. Most recently, he served as chief financial officer and vice president of corporate development at TetraLogic Pharmaceuticals, a venture capital-funded biotechnology company. From 2006 to 2010, Mr. Lloyd Jones was vice president of finance at TransMolecular, Inc. During the prior 10 years, he was employed by Genzyme as a senior director of corporate development. Earlier in his career Mr. Lloyd Jones headed banking and financial operations at The Royal Bank of Scotland (Nassau) Ltd., part of the Royal Bank of Scotland Group. Mr. Lloyd Jones holds an MBA degree from The Wharton School of the University of Pennsylvania and is a member of the Institute of Chartered Accountants in England and Wales (ICAEW).
Mr. Lloyd Jones replaces Lawrence A. Gyenes, formerly Columbia's Chief Financial Officer, who will remain with the Company through January 31, 2013, which will also be Michael McGrane's last day as Columbia's General Counsel. Messrs. Gyenes and McGrane will remain available to the Company to ensure a smooth transition.
Frank Condella, Columbia's President and CEO, said, “I want to thank Larry and Mike for their many contributions, which have enabled the Company to successfully transition to a profitable drug delivery company. I speak for the full Board of Directors in wishing them well.
“I am pleased to welcome Jonathan to the Columbia team. Among his many talents, Jonathan brings an extremely strong track record of successful business transactions, which should benefit our ongoing exploration of potential strategic transactions to build value for our stockholders.
“While there will be some upfront costs associated with these organizational changes, we expect to have reduced our cost structure when they are completed. Concurrently, we will continue to efficiently manage the CRINONE® supply chain for our partners, Watson and Merck Serono, who continue to generate strong in-market demand for CRINONE in the U.S. and over 60 countries around the world, respectively,” Condella concluded.

About Columbia Laboratories
Columbia Laboratories, Inc. is a publicly traded specialty pharmaceutical company with a successful history of developing proprietary, vaginally administered products for women's health indications. The Company receives sales and royalty revenues from CRINONE® 8% (progesterone gel), which is marketed by Watson Pharmaceuticals, Inc. in the United States and by Merck Serono S.A. in over 60 foreign countries.

Columbia's press releases and other company information are available online at www.columbialabs.com.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: This communication contains forward-looking statements, which statements are indicated by the words “may,” “will,” “plans,” “believes,” “expects,” “intends,” “anticipates,” “potential,” “should,” and similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Factors that might cause future results to differ include, but are not limited to, the following: Watson's and Merck Serono's success in marketing CRINONE for use in infertility in their respective markets; successful development by Watson of a next-generation vaginal progesterone product for the U.S. market; difficulties or delays in manufacturing; the availability and pricing of third-party sourced products and materials; successful compliance with FDA and other governmental regulations applicable to manufacturing facilities, products and/or businesses; changes in the laws and regulations; the ability to obtain and enforce patents and other intellectual property rights; the impact of competitive products and pricing; the evaluation of potential strategic transactions; Columbia's ability to timely regain compliance with the Nasdaq minimum closing bid price rule; the strength of the United States dollar relative to international currencies, particularly the euro; competitive economic and regulatory factors in the pharmaceutical and healthcare industry; general economic conditions; and other risks and uncertainties that may be detailed, from time-to-time, in Columbia's reports filed with the SEC. Columbia does not undertake any responsibility to revise or update any forward-looking statements contained herein.

CRINONE® is a registered trademark of Watson Pharmaceuticals, Inc.

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